Exhibit 10.1

February 2, 2009

[Name of Officer]
[Title of Officer]
[Address]
[Address]

Dear ________:

I understand that you have voluntarily agreed to waive 10% of your annual base salary for the 2009 calendar year.  I am writing on behalf of the Compensation Committee of Equity One, Inc.’s Board of Directors to accept your generous offer and to provide a written record of the arrangement.

As you know, your employment agreement with Equity One currently provides for an annual base salary of $_________.  You have agreed to reduce your annual salary to $________, effective from January 1, 2009 to December 31, 2009.  This reduction in your annual base salary is made at your request, and you acknowledge that this reduction in your annual base salary does not constitute a breach by Equity One of your employment agreement.  In return, Equity One acknowledges that this reduction in your annual base salary does not constitute a reduction of your annual base salary under your employment agreement for purposes of the determination of your annual base salary for years after the 2009 calendar year or for purposes of the determination of any other amounts owed to you by Equity One under your employment agreement which are calculated based upon your annual base salary.  Your annual base salary will be reinstated on January 1, 2010, without any retroactive payments or adjustments for the reduction during the 2009 calendar year.

On behalf of Equity One, let me say that we appreciate the leadership you have shown in voluntarily reducing your annual base salary.

If this letter accurately states your agreement to reduce your annual base salary, then please sign a copy of this letter and return it by February 6, 2009, to Arthur Gallagher, General Counsel.

Sincerely,

Neil Flanzraich,
Chairman, Compensation Committee

Agreed to:

Date: February __, 2009